Exhibit 99.1

NEWS Priority Healthcare Corporation 250 Technology Park Lake Mary, FL 32746 (407) 804-6700 Fax (407) 804-5675

FOR RELEASE 2/24/05 @ 7:00 A.M. EASTERN

PRIORITY HEALTHCARE ANNOUNCES RECORD QUARTERLY

AND ANNUAL SALES RESULTS

Lake Mary, FL, February 24, 2005 – Priority Healthcare Corporation (Nasdaq: PHCC) reported results for the fourth quarter and fiscal year ended January 1, 2005.

For the fourth quarter, sales increased 16% to a record $460 million, compared to the fourth quarter of 2003. The sales increase was 25% over the fourth quarter of the prior year, after adjusting for the extra week in 2003. Excluding special charges, operating earnings were $19.8 million, net earnings were $12.2 million and diluted earnings per share were $.28. Including special charges, operating earnings were $16.8 million, net earnings were $7.6 million and diluted earnings per share were $.17. As previously announced, the company recorded a pre-tax charge of $4.4 million related to a settlement, and the related costs of the settlement, with a payor. The company also recorded a pre-tax charge to accounts receivable of $3.0 million, primarily related to Sinus Pharmacy.

For the year, sales increased 19% to a record $1.74 billion, compared to 2003. The sales increase was 21% over the prior year, after adjusting for the extra week in 2003. Excluding the special charges, operating earnings were $81.1 million, net earnings were $50.0 million and diluted earnings per share were $1.14. Including special charges, operating earnings were $76.8 million, net earnings were $44.6 million and diluted earnings per share were $1.01.

“We are pleased with our record sales for the fourth quarter. The strong sales performance continued to be led by ophthalmology, oncology, neurology and several other specialty distribution markets, despite our inability to ship flu vaccine in the quarter,” stated Steve Cosler, President and Chief Executive Officer. “We also made tremendous progress in our development of the Aetna Specialty Pharmacy, which is on schedule for the planned March launch.”

“The pipeline of new opportunities continues to be very strong. We are excited about the expansion of our ophthalmology franchise with the addition of Macugen, the recently approved treatment for age-related macular degeneration from Pfizer and Eyetech. We were also selected as one of two distributors for Vitrase, a product from Ista recently approved for eye surgery. In addition, we announced this week our selection to be a specialty pharmacy provider for Ventavis, the recently approved inhaled therapy from CoTherix for the treatment of pulmonary hypertension.”

In commenting on certain financial aspects of the quarter, Steve Saft, Chief Financial Officer, stated, “Our 25% sales increase for the quarter, after the one week adjustment, was driven by 18% organic growth. Our gross profit decreased 40 basis points to 11.4%, sequentially from the third quarter, due to a mix shift within our businesses and, as expected, tighter reimbursement from payor contracts. SG&A expense, excluding special charges, as a percent of sales, remained constant from the third quarter.”

Mr. Saft continued, “Our balance sheet remains strong with $63 million in cash and marketable securities, offset by $40 million drawn on our line of credit. Our trade DSO’s were 40 days, a decrease of three days, sequentially from the third quarter, demonstrating our continued ability to maintain our industry low DSO’s. Our inventory turns were 15, an increase of three turns from the fourth quarter of last year. Excluding special charges, return on committed capital and invested capital for the quarter were strong at 40% and 24%, respectively, which we believe is among the highest in the industry. The returns remain high despite the significant investments we are making without a return in the current period.”

“We are maintaining our outlook for 2005 of $2.025 billion to $2.2 billion in sales and earnings per share of $1.18 to $1.28. This year is expected to be fueled by significant investments in the Aetna Specialty Pharmacy, as well as other new potential projects in the first half of the year. The largest single quarter of investment is anticipated to be the first quarter of 2005. These investments should result in strong momentum in the second half of the year and a very solid position as we enter 2006.”

Mr. Cosler concluded, “Our investments in the fourth quarter of 2004 and the first half of 2005 should provide strong returns on capital and are the right actions to take to assure our continued success. We have made tremendous progress with our COMPASS pharmacy implementation, which will be the foundation of our clinical and data management capabilities. Initial productivity increases as a result of COMPASS are exceeding expectations. We continue to build our services capabilities and are very encouraged by the response from manufacturers and payors to our offerings. We are optimistic about the launch of several new programs throughout 2005 based on the initiatives we have underway and look forward to our continued leadership position in the industry.”

As previously announced, a web cast of the company’s conference call to review the financial results is available on Priority Healthcare’s website, www.priorityhealthcare.com, live at 9:00 AM Eastern today. A replay of this conference call will be available on the company’s website approximately two hours after the event for a two week period.

About Priority Healthcare Corporation

Priority Healthcare is the premier healthcare services company providing innovative, high quality and cost-effective solutions that enhance quality of life. As a national specialty pharmacy and distributor, Priority Healthcare provides biopharmaceuticals, complex therapies, related disease treatment programs and a portfolio of other service offerings for patients, payors, physicians and pharmaceutical manufacturers. The growing number of specialty areas serviced by Priority Healthcare include oncology, gastroenterology, reproductive endocrinology, neurology, hematology, pulmonology, ophthalmology, rhuematology, endocrinology, infectious disease and nephrology, as well as ambulatory surgery centers. Additional information regarding Priority Healthcare is available online at www.priorityhealthcare.com.

Certain statements included in this press release, which are not historical facts, are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs and involve certain risks and uncertainties, including those described in our public filings with the United States Securities and Exchange Commission; also including, but not limited to, changes in interest rates, competitive pressures, changes in customer mix, changes in third party reimbursement rates, financial stability of major customers, changes in government regulations or the interpretation of these regulations, changes in supplier relationships, growth opportunities, cost savings, revenue enhancements, synergies and other benefits anticipated from acquisition transactions, difficulties relative to integrating acquired businesses, the accounting and tax treatment of acquisitions, and asserted and unasserted claims, which could cause actual results to differ from those in the forward-looking statements. The forward-looking statements by their nature involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date herein.

For further information:

Stephen Saft, Chief Financial Officer

(407) 804-6700

PRIORITY HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(000’s omitted, except share data)

(unaudited)

	Year ended January 1, 2005	Year ended January 3, 2004	Three-month period ended January 1, 2005	Three-month period ended January 3, 2004
Net sales	$1,739,618	$1,461,811	$459,764	$396,920
Cost of products sold	1,546,727	1,299,948	407,580	352,498

Gross profit	192,891	161,863	52,184	44,422

Selling, general and administrative expense	108,197	77,932	33,356	21,426
Restructuring charge	1,317	—	—	—
Depreciation and amortization	6,591	4,273	2,014	1,136

Earnings from operations	76,786	79,658	16,814	21,860

Third party payor settlement	(4,401)	—	(4,401)	—
Minority interest	(212)	—	43	—
Interest expense	(1,060)	—	(425)	—
Interest income	707	1,302	199	244

Earnings before income taxes	71,820	80,960	12,230	22,104

Provision for income taxes	27,194	30,360	4,648	8,289

Net earnings	$44,626	$50,600	$7,582	$13,815

Earnings per share:
Basic	$1.03	$1.17	$.17	$.32
Diluted	$1.01	$1.15	$.17	$.32

Weighted average shares outstanding:
Basic	43,438,475	43,362,614	43,611,206	43,258,876
Diluted	44,023,741	43,930,042	44,070,517	43,813,506

RECONCILIATION OF NET EARNINGS TO PRO FORMA NET EARNINGS

	Year ended January 1, 2005	Year ended January 3, 2004	Three-month period ended January 1, 2005	Three-month period ended January 3, 2004
Net earnings	$44,626	$50,600	$7,582	$13,815

Write-off of certain pharmacy receivables net of applicable income taxes	1,846	—	1,846	—
Restructuring charge, net of applicable income taxes	817	—	—	—
Third party payor settlement, net of applicable income taxes	2,729	—	2,729	—

Pro forma net earnings	$50,018	$50,600	$12,157	$13,815

Pro forma earnings per share:
Basic	$1.15	$1.17	$.28	$.32
Diluted	$1.14	$1.15	$.28	$.32

We believe referring to these non-GAAP totals facilitates a better understanding of our results.

PRIORITY HEALTHCARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(000’s omitted)

	(unaudited)
	January 1, 2005	January 3, 2004
Cash and cash equivalents	$45,465	$47,719
Marketable securities	17,289	15,317
Receivables, net	244,730	172,206
Finished goods inventory	112,616	117,218
Other current assets	35,707	20,642
Fixed assets, net	48,209	29,780
Other assets	164,627	111,127

Total assets	$668,643	$514,009

Current liabilities	$203,349	$164,663
Line of credit	40,290	—
Long-term debt	—	—
Other liabilities	6,490	6,437
Minority interest	23,212	—
Shareholders’ equity	395,302	342,909

Total liabilities and shareholders’ equity	$668,643	$514,009